Exhibit 5
                     OPINION AND CONSENT OF LEGAL COUNSEL

                           THE SCOTT LAW FIRM, P.A.
                          940 NE 79th Street, Suite A
                                Miami, FL 33138

                                (305) 754-3603
                           Facsimile (305) 754-2668
                             wscott@wscottlaw.com

                                                  July 14, 2006

The Board of Directors
Invicta Group Inc.
2400 E. Commercial Blvd. #618
Ft. Lauderdale, FL  33308

Gentlemen:

    We have acted as special securities counsel to Invicta Group Inc. (the "Company"), in connection with the preparation and filing of a Registration Statement on Form S-8 (the "Registration Statement") covering registration under the Securities Act of 1933, as amended, of the 100,000,000 underlying shares of the Company's common stock, $0.0001 par value per share (the "Shares") issuable pursuant to the Company's Fiscal 2005 Amended and Restated Equity Compensation Plan (the "Plan"), attached as exhibit to the Registration Statement for which this opinion is provided. As such, we have examined the Registration Statement and such other documents of the Company as we deemed appropriate under the circumstances.

     Based upon the foregoing, and assuming that the Shares will be issued as set forth in the Plan, at a time when effective, and that there will be full compliance with all applicable securities laws involved under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated pursuant to said Acts, and the shares will be fully qualified for sale in those states where the purchasers reside and the Shares may be sold , we are of the opinion that, upon issuance of the Shares according to the Registration Statement and receipt of the consideration to be paid for the Shares, the Shares will be validly issued, fully paid and non-assessable shares of Common Stock of the Company. This opinion does not cover any matters related to any re-offer or re-sale of the Shares by the firm, once issued pursuant to the Agreement as described in the Registration Statement.

     This opinion is not to be used, circulated, quoted or otherwise referred to for any purpose other than the issuance of shares contemplated by the Registration Statement without our prior written consent. We are licensed to practice law in Florida and express an opinion on the applicable Federal and Florida laws related to the matters expressed herein. This opinion is based upon the laws that exist on the date of this opinion and facts communicated to us by the client as of the date hereof. We have not been retained to provide a review of the law or collect additional facts beyond the date of this opinion.

Very truly yours,
The Scott Law Firm, P. A.

/s/ William S. Scott
William Sumner Scott
For the Firm

Consent: We consent to the use of our opinion dated July 14, 2006, as an exhibit to the Registration Statement of Invicta Group Inc., and to the reference to our firm in the Registration Statement.

/s/ William S. Scott
William Sumner Scott
For the Firm

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